Filed Pursuant to Rule 424(b)(2)
Registration No. 333-233663

PRICING SUPPLEMENT dated March 31, 2021 (To ETF Underlying Supplement dated December 16, 2019, Prospectus Supplement dated December 16, 2019 and Prospectus dated December 16, 2019)

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes
Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

■	Linked to the iShares® Global Clean Energy ETF (the “Fund”)
■	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund
■	Automatic Call. If the Fund Closing Price of the Fund on any Call Observation Date is greater than or equal to the Initial Price, the securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Observation Date

Call Observation Date	Call Premium
April 6, 2022	10.00% of the principal amount
April 6, 2023	20.00% of the principal amount
April 8, 2024	30.00% of the principal amount
March 31, 2025 (the “Final Valuation Date”)	40.00% of the principal amount

■	Payment at Maturity. If the securities are not automatically called, the payment at maturity will be equal to or less than the principal amount per security depending on the Fund Closing Price of the Fund on the Final Valuation Date as follows:
If the Fund Closing Price of the Fund on the Final Valuation Date is less than the Initial Price, but not by more than 15%, you will receive the principal amount of your securities

If the Fund Closing Price of the Fund on the Final Valuation Date is less than the Initial Price by more than 15%, you will receive less than the principal amount and have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 15%

■	Investors may lose up to 85% of the principal amount
■	Any positive return on the securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Fund on the applicable Call Observation Date significantly exceeds the Initial Price. You will not participate in any appreciation of the Fund beyond the applicable fixed Call Premium
■	All payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment; if Canadian Imperial Bank of Commerce defaults on its obligations, you could lose all or some of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity or earlier automatic call

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PRS-8 herein and beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

The securities are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the securities are subject to the credit risk of Canadian Imperial Bank of Commerce. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The securities are not bail-inable debt securities (as defined on page 6 of the prospectus ).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Underwriting Discount (1)(2)	Proceeds to CIBC
Per Security	$1,000.00	$29.25	$970.75
Total	$1,614,000.00	$47,209.50	$1,566,790.50

(1)	The agent, Wells Fargo Securities, LLC (“Wells Fargo Securities”), will receive an underwriting discount of $29.25 per security. The agent may resell the securities to other securities dealers at the principal amount less a concession of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, each an affiliate of Wells Fargo Securities). In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. See “Supplemental Plan of Distribution” in this pricing supplement and “Use of Proceeds and Hedging” in the underlying supplement for information regarding how we may hedge our obligations under the securities.
(2)	In respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Our estimated value of the securities on the Pricing Date, based on our internal pricing models, is $930.70 per security. The estimated value is less than the principal amount of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

TERMS OF THE SECURITIES

The information in this “Terms of the Securities” section is only a summary and is qualified by the more detailed information set forth in this pricing supplement, the underlying supplement, the prospectus supplement and the prospectus, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce
Reference Asset:	The iShares® Global Clean Energy ETF (Bloomberg ticker symbol “ICLN”).
Pricing Date:	March 31, 2021.
Issue Date:	April 6, 2021.
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Automatic Call:

If the Fund Closing Price of the Fund on any Call Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, the securities will be automatically called, and on the related Call Payment Date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the principal amount per security plus the Call Premium applicable to the relevant Call Observation Date. The last Call Observation Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Stated Maturity Date.

Any positive return on the securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Fund on the applicable Call Observation Date significantly exceeds the Initial Price. You will not participate in any appreciation of the Fund beyond the applicable Call Premium.

If the securities are automatically called, they will cease to be outstanding on the related Call Payment Date and you will have no further rights under the securities after such Call Payment Date. You will not receive any notice from us if the securities are automatically called.

Call Observation Dates and Call Premiums:	Call Observation Date	Call Premium	Payment per Security upon an Automatic Call
	April 6, 2022	10.00% of the principal amount	$1,100.00
	April 6, 2023	20.00% of the principal amount	$1,200.00
	April 8, 2024	30.00% of the principal amount	$1,300.00
	March 31, 2025	40.00% of the principal amount	$1,400.00

We refer to March 31, 2025 as the “Final Valuation Date.”

The Call Observation Dates are subject to postponement for non-Trading Days and the occurrence of a market disruption event. See “—Postponement of a Calculation Day” below.

Call Payment Date:	Five Business Days after the applicable Call Observation Date (as each such Call Observation Date may be postponed pursuant to “—Postponement of a Calculation Day” below, if applicable); provided that the Call Payment Date for the last Call Observation Date will be the Stated Maturity Date.
Stated Maturity Date:	April 7, 2025. If the Final Valuation Date is postponed, the Stated Maturity Date will be the later of (i) April 7, 2025 and (ii) three Business Days after the Final Valuation Date, as postponed. No interest will be paid in respect of such postponement. See “—Postponement of a Calculation Day” below. The securities are not subject to redemption at the option of CIBC or repayment at the option of any holder of the securities prior to the Stated Maturity Date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

Payment at Maturity:

If the Fund Closing Price of the Fund is less than the Initial Price on each of the Call Observation Dates, the securities will not be automatically called, and on the Stated Maturity Date, you will be entitled to receive a cash payment per security in U.S. dollars determined as follows:

•  if the Final Price is less than the Initial Price but greater than or equal to the Threshold Price: $1,000; or

•  if the Final Price is less than the Threshold Price: $1,000 minus:

If the securities are not automatically called on or prior to the Final Valuation Date and the Final Price is less than the Threshold Price, you will receive less, and possibly 85% less, than the principal amount of your securities at maturity.

Threshold Price:	$20.655, which is equal to 85% of the Initial Price.
Initial Price:	$24.30, which was the Fund Closing Price of the Fund on the Pricing Date.
Final Price:	The “Final Price” will be the Fund Closing Price of the Fund on the Final Valuation Date.
Fund Closing Price:	The “Fund Closing Price” with respect to the Fund on any Trading Day means the product of (i) the Closing Price of one share of the Fund (or one unit of any other security for which a Fund Closing Price must be determined) on such Trading Day and (ii) the Adjustment Factor applicable to the Fund on such Trading Day.
Closing Price:	The “Closing Price” for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any Trading Day means the official closing price on such day published by the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, on which the Fund (or any such other security) is listed or admitted to trading.
Adjustment Factor:	The “Adjustment Factor” means, with respect to a share of the Fund (or one unit of any other security for which a Fund Closing Price must be determined), 1.0, subject to adjustment in the event of certain events affecting the shares of the Fund. See “Additional Terms of the Securities—Anti-dilution Adjustments Relating to the Fund; Alternate Calculation” below.
Postponement of a Calculation Day:	The Call Observation Dates (including the Final Valuation Date) are each referred to as a “calculation day.” If any calculation day is not a Trading Day, such calculation day will be postponed to the next succeeding Trading Day. A calculation day is also subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events” in this pricing supplement.
Calculation Agent:	Canadian Imperial Bank of Commerce
Material U.S. Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.
Agent’s Underwriting Discount and Other Fees:	Wells Fargo Securities. The agent will receive an underwriting discount of $29.25 per security. The agent may resell the securities to other securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA. In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	13605WY47 / US13605WY476

PRS-3

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

DETERMINING TIMING AND AMOUNT OF PAYMENT ON THE SECURITIES

The timing and amount of the payment you will receive will be determined as follows:

PRS-4

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

HYPOTHETICAL PAYOUT PROFILE

The following profile illustrates the potential payment on the securities for a range of hypothetical percentage changes in the Fund Closing Price of the Fund from the Pricing Date to the applicable Call Observation Date (including the Final Valuation Date). The profile is based on the Call Premium of 10.00% for the first Call Observation Date, 20.00% for the second Call Observation Date, 30.00% for the third Call Observation Date and 40.00% for the fourth Call Observation Date, and the Threshold Price equal to 85% of the Initial Price. This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Final Price of the Fund; and (iv) whether you hold your securities to maturity or earlier automatic call.

PRS-5

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

ABOUT THIS PRICING SUPPLEMENT

 You should read this pricing supplement together with the prospectus dated December 16, 2019 (the “prospectus”), the prospectus supplement dated December 16, 2019 (the “prospectus supplement”) and the ETF Underlying Supplement dated December 16, 2019 (the “underlying supplement”), relating to our Senior Global Medium-Term Notes, of which these securities are a part, for additional information about the securities. Information included in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the underlying supplement, the prospectus supplement and the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying underlying supplement, prospectus supplement and prospectus, and in the documents referred to in these documents and which are made available to the public. We have not, and Wells Fargo Securities has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and Wells Fargo Securities is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying underlying supplement, prospectus supplement or prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying underlying supplement, prospectus supplement or prospectus constitutes an offer, or an invitation on our behalf or on behalf of Wells Fargo Securities, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073069/a19-25016_13424b2.htm

•	Prospectus supplement dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073058/a19-24965_3424b2.htm

•	Prospectus dated December 16, 2019:

https://www.sec.gov/Archives/edgar/data/1045520/000110465919073027/a19-24965_1424b3.htm

PRS-6

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

INVESTOR CONSIDERATIONS

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

●	believe that the Fund Closing Price of the Fund will be greater than or equal to the Initial Price on one of the Call Observation Dates;
●	seek the potential for a fixed return if the Fund has appreciated at all as of any of the Call Observation Dates in lieu of full participation in any potential appreciation of the Fund;
●	understand that if the Fund Closing Price of the Fund is less than the Initial Price on each of the Call Observation Dates (including the Final Valuation Date), they will not receive any positive return on their investment in the securities, and that if the Fund Closing Price of the Fund on the Final Valuation Date is less than the Initial Price by more than 15%, they will receive less, and up to 85% less, than the principal amount per security;
●	understand that the term of the securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Observation Date if the securities are called on an earlier Call Observation Date;
●	are willing to forgo periodic interest payments on the securities and dividends on shares of the Fund; and
●	are willing to hold the securities until maturity or earlier automatic call.

The securities may not be an appropriate investment for investors who:

●	seek a liquid investment or are unable or unwilling to hold the securities to maturity or earlier automatic call;
●	believe that the Fund Closing Price of the Fund will be less than the Initial Price on each of the Call Observation Dates;
●	seek a security with a fixed term;
●	seek full return at maturity of the principal amount of the securities;
●	are unwilling to accept the risk that, if the Fund Closing Price of the Fund is less than the Initial Price on each of the Call Observation Dates (including the Final Valuation Date), they will not receive any positive return on their investment in the securities;
●	are unwilling to accept the risk that the Fund Closing Price of the Fund may decrease by more than 15% from the Initial Price to the Final Price;
●	are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the original offering price;
●	seek current income;
●	are unwilling to accept the risk of exposure to 30 companies in the global clean energy industry;
●	seek uncapped exposure to the upside performance of the Fund beyond the applicable Call Premiums;
●	are unwilling to accept the credit risk of CIBC to obtain exposure to the Fund generally, or to the exposure to the Fund that the securities provide specifically; or
●	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein for risks related to an investment in the securities.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

RISK FACTORS

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities or the Fund. You should carefully consider the risk factors set forth below and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus, as well as the other information contained in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the Stated Maturity Date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Structure Of The Securities

If The Securities Are Not Automatically Called And The Final Price Is Less Than The Threshold Price, You Will Receive Less, And Up To 85% Less, Than The Principal Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the Stated Maturity Date. If the Fund Closing Price of the Fund is less than the Initial Price on each of the Call Observation Dates, the securities will not be automatically called, and you will receive a payment at maturity that will be equal to or less than the principal amount per security, depending on the Final Price (i.e., the Fund Closing Price of the Fund on the Final Valuation Date).

If the Final Price is less than the Threshold Price, the payment you receive at maturity will be reduced by an amount equal to the decline in the price of the Fund to the extent it is below the Threshold Price (expressed as a percentage of the Initial Price). The Threshold Price is 85% of the Initial Price. As a result, you may receive less, and up to 85% less, than the principal amount per security at maturity even if the price of the Fund is greater than or equal to the Initial Price or the Threshold Price at certain times during the term of the securities.

If the securities are not automatically called, your return on the securities will be zero or negative, and your yield on the securities will be less than the yield you would earn if you bought a traditional interest-bearing debt security of CIBC or another issuer with a similar credit rating with the same Stated Maturity Date.

The Potential Return On The Securities Is Limited To The Call Premium And May Be Less Than The Return On A Direct Investment In The Fund.

The potential return on the securities is limited to the applicable Call Premium, regardless of the performance of the Fund. The Fund may appreciate by significantly more than the percentage represented by the applicable Call Premium from the Pricing Date through the applicable Call Observation Date, in which case an investment in the securities will underperform a hypothetical alternative investment providing a 1-to-1 return based on the performance of the Fund. Furthermore, if the securities are called on an earlier Call Observation Date, you will receive a lower Call Premium than if the securities were called on a later Call Observation Date, and accordingly, if the securities are called on one of the earlier Call Observation Dates, you will not receive the highest potential Call Premium.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called early, the term of the securities may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

No Periodic Interest Will Be Paid On The Securities.

No periodic interest will be paid on the securities. However, if the securities were classified for U.S. federal income tax purposes as contingent payment debt instruments rather than prepaid cash-settled derivative contracts, you would be required to accrue interest income over the term of your securities. See “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement.

A Call Payment Date And The Stated Maturity Date May Be Postponed In Certain Circumstances.

A calculation day (i.e., a Call Observation Date, including the Final Valuation Date) will be postponed if the applicable originally scheduled calculation day is not a Trading Day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the Final Valuation Date, then the related Call Payment Date will be postponed. If such a postponement occurs with respect to the Final Valuation Date,

PRS-8

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

the Stated Maturity Date will be the later of (i) the initial Stated Maturity Date and (ii) three Business Days after the Final Valuation Date, as postponed.

Risk Relating To The Credit Risk Of CIBC

The Securities Are Subject To The Credit Risk Of Canadian Imperial Bank of Commerce.

The securities are our obligations exclusively and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue the shares of the Fund or any securities held by the Fund for payment. As a result, our actual and perceived creditworthiness and actual or anticipated decreases in our credit ratings may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities. See “Description of Senior Debt Securities—Events of Default” in the prospectus.

Risks Relating To The Value Of The Securities And Any Secondary Market

Our Estimated Value Of The Securities Is Lower Than The Original Offering Price Of The Securities.

Our estimated value is only an estimate using several factors. The original offering price of the securities exceeds our estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.

Our estimated value of the securities was determined by reference to our internal pricing models when the terms of the securities were set. This estimated value was based on market conditions and other relevant factors existing at that time and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than our estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which Wells Fargo Securities or any other person would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of our estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the securities and could have an adverse effect on any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

The price, if any, at which Wells Fargo Securities or any of its affiliates may purchase the securities in the secondary market will be based on Wells Fargo Securities’ proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any such secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any such secondary market price for the securities will likely be less than the original offering price.

If Wells Fargo Securities or any of its affiliates makes a secondary market in the securities at any time up to the Issue Date or during the four-month period following the Issue Date, the secondary market price offered by Wells Fargo Securities or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, any secondary market price offered by Wells Fargo Securities or any of its affiliates during this period will be higher than it would be if it were based solely on Wells Fargo Securities’ proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this four-month period. If you hold the securities through an account at Wells Fargo Securities or one of its affiliates, we expect that this increase will also be reflected in the

PRS-9

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than Wells Fargo Securities or any of its affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at Wells Fargo Securities or any of its affiliates.

The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to maturity will be affected by the then-current price of the Fund, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the Stated Maturity Date.

•	Fund Performance. The value of the securities prior to maturity will depend substantially on the then-current price of the Fund. The price at which you may be able to sell the securities before maturity may be at a discount, which could be substantial, from their principal amount, if the price of the Fund at such time is less than, equal to or not sufficiently above its Initial Price or Threshold Price.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Fund. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Fund changes.

•	Time Remaining To Maturity. The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current price of the Fund. This difference will most likely reflect a discount due to expectations and uncertainty concerning the price of the Fund during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the securities will approach the amount that could be payable at maturity based on the then-current price of the Fund.

•	Dividend Yields On Securities Held By The Fund. The value of the securities may be affected by the dividend yields on the Fund and the securities held by the Fund (the amount of such dividends may adversely affect the Closing Price of the shares of the Fund).

•	Currency Exchange Rates. Since the Fund includes securities quoted in one or more foreign currencies and the Closing Price of the Fund is based on the U.S. dollar value of such securities, the value of the securities may be affected if the exchange rate between the U.S. dollar and any such foreign currency changes.

•	Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the securities. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the price of the Fund, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the securities.

The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, the return will not be greater than the applicable Call Premium. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the price of the Fund.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed on any securities exchange. Although Wells Fargo Securities and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop for the securities. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities and/or its affiliates are willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to maturity or automatic call. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to maturity or automatic call.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

Risks Relating To The Fund

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Clean Energy Industry.

The Fund, because it is concentrated in the clean energy industry, may be adversely affected not only by the performance of the companies in the clean energy industry in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the clean energy industry. Clean energy companies may be highly dependent upon government subsidies, contracts with government entities, and the successful development of new and proprietary technologies. In addition, seasonal weather conditions, fluctuations in the supply of and the demand for clean energy products, changes in energy prices, and international political events may cause fluctuations in the performance of clean energy companies and the prices of their securities. The profitability of clean energy companies may also be adversely affected by existing and future laws, regulations, government actions and other legal requirements relating to protection of the environment, health and safety matters and others that may increase the costs of conducting their business or may reduce or delay available business opportunities. All of these factors could have an adverse effect on the price of the Fund and, therefore, on the value of the securities.

In addition, the Fund is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of companies. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

The Fund May Not Be Representative Of An Investment In The Clean Energy Industry.

The Fund does not represent a direct investment in the clean energy industry. The Fund consists of securities of companies whose primary lines of business are directly associated with the clean energy industry. As a result, the price of the Fund will be influenced by a variety of economic, financial and other factors affecting those companies, some of which may be unrelated to the market and other conditions applicable to the clean energy industry. As a result, the price of the Fund may not perfectly correlate with the performance of the clean energy industry and the price of the Fund could decrease even if the performance of the clean energy industry as a whole increases.

An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

The Fund includes the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The securities held by the Fund may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the Closing Price of the Fund which could, in turn, adversely affect the value of the securities.

The Securities Are Subject To Emerging Markets Risk.

The Fund and the tracked index are exposed to the political and economic risks of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

The Securities Are Subject To Currency Exchange Risk.

Because the prices of certain equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the Closing Price of the Fund, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which those equity securities held by the Fund trade. Currency exchange rates may be highly volatile, particularly in relation to emerging nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the prices of those equity securities held by the Fund, the Closing Price of the Fund and the value of the securities.

Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.

The Adjustment Factor, as described herein, will be used to determine the Fund Closing Price of the Fund. The Adjustment Factor will be adjusted by the calculation agent for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the calculation agent to adjust the Adjustment Factor, the value of the securities may be adversely affected.

The Performance Of The Fund May Not Correlate With The Performance Of Its Underlying Index As Well As The Net Asset Value Per Share Of The Fund, Especially During Periods Of Market Volatility.

Although the Fund is designed to track the performance of its Underlying Index, the performance of the Fund and that of its Underlying Index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of a Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its Underlying Index. This could be due to, for example, the Fund not holding all or substantially all of the underlying assets included in the Underlying Index and/or holding assets that are not included in the Underlying Index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Fund, differences in trading hours between the Fund (or the underlying assets held by the Fund) and the Underlying Index, or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant.

In addition, because the shares of a Fund are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from its net asset value per share; shares of the Fund may trade at, above, or below its net asset value per share.

During periods of market volatility, securities held by a Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.

For the foregoing reasons, the performance of a Fund may not match the performance of its Underlying Index over the same period. Because of this variance, the return on the securities, to the extent dependent on the performance of the Fund, may not be the same as an investment directly in the securities, commodities, or other assets included in the Underlying Index or the same as a debt security with a return linked to the performance of the Underlying Index.

Risks Relating To Conflicts Of Interest

We Or One Of Our Affiliates Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

We or one of our affiliates will be the calculation agent for purposes of determining, among other things, the Closing Prices of the Fund on each calculation day and whether the securities are automatically called and may be required to make other determinations that affect the return you receive on the securities. In making these determinations, the calculation agent may be required to make discretionary judgments, including determining whether a market disruption event has occurred on a scheduled calculation day, which may result in postponement of that calculation day; determining the Closing Price of the Fund if a calculation day is postponed to the last day to which it may be postponed and a market disruption event occurs on that day; if publication of the Fund is discontinued, selecting a successor fund or, if no successor fund is available, determining the Fund Closing Price on the applicable calculation day; and determining whether to adjust the Closing Price of the Fund on a calculation day in the event of certain changes in or

PRS-12

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

modifications to the Fund or the Underlying Index. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

Our Economic Interests And Those Of Any Dealer Participating In The Offering Of Securities Will Potentially Be Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” will potentially be adverse to your interests as an investor in the securities. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the price of the Fund. Our affiliates or any dealer participating in the offering of the securities or its affiliates may, at present or in the future, publish research reports on the Fund or the Underlying Index or the companies whose securities are included in the Fund or the Underlying Index. This research will be modified from time to time without notice and may, at present or in the future, express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research reports on the Fund or the Underlying Index or the companies whose securities are included in the Fund or the Underlying Index could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the securities. You are encouraged to derive information concerning the Fund and the Underlying Index from multiple sources and should not rely on the views expressed by us or our affiliates or any participating dealer or its affiliates. In addition, any research reports on the Fund or the Underlying Index or the companies whose securities are included in the Fund or the Underlying Index published on or prior to the Pricing Date could result in an increase in the price of the Fund on the Pricing Date, which would adversely affect investors in the securities by increasing the price at which the Fund must close on a calculation day in order for investors in the securities to receive a favorable return.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Fund may adversely affect the price of the Fund. Our affiliates or any participating dealer or its affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Fund or the Underlying Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These business activities could adversely affect the price of the Fund and, therefore, adversely affect the value of and your return on the securities. In addition, in the course of these business activities, our affiliates or any participating dealer or its affiliates may acquire non-public information about one or more of the companies whose securities are included in the Fund or the Underlying Index. If our affiliates or any participating dealer or its affiliates do acquire such non-public information, we and they are not obligated to disclose such non-public information to you.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund. We expect to hedge our obligations under the securities through one or more hedge counterparties, which may include our affiliates or any participating dealer or its affiliates. Pursuant to such hedging activities, our hedge counterparty may acquire shares of the Fund or securities included in the Fund or the Underlying Index or listed or over-the-counter derivative or synthetic instruments related to the Fund or such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. To the extent that our hedge counterparty has a long hedge position in shares of the Fund or in any of the securities included in the Fund or the Underlying Index, or derivative or synthetic instruments related to the Fund or such securities, they may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Fund or the Underlying Index. These hedging activities could potentially adversely affect the price of the shares of the Fund and, therefore, adversely affect the value of and your return on the securities.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the price of the Fund. Our affiliates or any participating dealer or its affiliates may engage in trading in shares of the Fund or the securities included in the Fund or the Underlying Index and other instruments relating to the Fund or such securities on a regular basis as part of their general broker-dealer and other businesses. Any of these trading activities could

PRS-13

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

potentially adversely affect the price of the shares of the Fund and, therefore, adversely affect the value of and your return on the securities.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or any fee, creating a further incentive for the participating dealer to sell the securities to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliates expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any concession or fee that the participating dealer receives for the sale of the securities to you. This additional projected profit may create a further incentive for the participating dealer to sell the securities to you.

Risks Relating To Tax

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described under “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should review carefully “Summary of U.S. Federal Income Tax Consequences” in this pricing supplement and “Certain U.S. Federal Income Tax Consequences” in the underlying supplement and consult their tax advisors regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance That The Canadian Federal Income Tax Consequences Of An Investment In The Securities Will Not Change In The Future.

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Certain Canadian Federal Income Tax Considerations” in this pricing supplement as well as the section entitled “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus. You should consult your tax advisor with respect to your own particular situation.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

HYPOTHETICAL RETURNS

If the securities are automatically called:

Assuming that the securities are automatically called, the following table illustrates, for each hypothetical Call Observation Date on which the securities are automatically called:

●	the hypothetical payment per security on the related Call Payment Date; and
●	the hypothetical total pre-tax rate of return.

Hypothetical Call Observation Date on which Securities are Automatically Called	Hypothetical Payment Per Security on Related Call Payment Date	Hypothetical Pre-Tax Total Rate of Return
1st Call Observation Date	$1,100.00	10.00%
2nd Call Observation Date	$1,200.00	20.00%
3rd Call Observation Date	$1,300.00	30.00%
4th Call Observation Date	$1,400.00	40.00%

If the securities are not automatically called:

Assuming that the securities are not automatically called, the following table illustrates, for a range of hypothetical Final Prices of the Fund:

●	the hypothetical percentage change from the hypothetical Initial Price to the hypothetical Final Price, assuming a hypothetical Initial Price of 100.00;
●	the hypothetical payment at maturity per security; and
●	the hypothetical pre-tax total rate of return.

Hypothetical Final Price	Hypothetical Percentage Change From the Hypothetical Initial Price to the Hypothetical Final Price	Hypothetical Payment at Maturity Per Security	Hypothetical Pre-Tax Total Rate of Return
$99.99	-0.01%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$75.00	-25.00%	$900.00	-10.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you will receive upon an automatic call or at maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual Call Observation Date on which the securities are called; (iii) if the securities are not automatically called, the actual Final Price; and (iv) whether you hold your securities to maturity or earlier automatic call.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

HYPOTHETICAL PAYMENTS AT MATURITY

If the Fund Closing Price of the Fund is less than the Initial Price on each of the first three Call Observation Dates, the securities will not be automatically called prior to the Final Valuation Date, and you will receive a payment at maturity that will be greater than, equal to or less than the principal amount per security, depending on the Final Price (i.e., the Fund Closing Price of the Fund on the Final Valuation Date). Set forth below are three examples of calculations of the payment at maturity, assuming that the securities have not been automatically called on any of the first three Call Observation Dates, reflecting the Call Premium applicable to the Final Valuation Date of 40% and assuming the hypothetical Initial Price, Threshold Price and Final Prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual Initial Price or Threshold Price. The hypothetical Initial Price of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Price. The actual Initial Price and Threshold Price are set forth in the “Terms of the Securities” above. For historical data regarding the actual Closing Prices of the Fund, see the historical information set forth under the section titled “The iShares® Global Clean Energy ETF” below. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The Final Price is greater than the Initial Price, the securities are automatically called on the Final Valuation Date and the payment at maturity is equal to the principal amount plus the applicable Call Premium:

Hypothetical Initial Price: $100.00

Hypothetical Final Price: $150.00

Since the hypothetical Final Price is greater than the hypothetical Initial Price, the securities are automatically called on the Final Valuation Date and you will receive the principal amount of your securities plus a Call Premium of 40.00% of the principal amount per security. Even though the Fund appreciated by 50% from its Initial Price to its Final Price in this example, your return is limited to the Call Premium of 40.00%, which is applicable to the Final Valuation Date.

On the Stated Maturity Date, you would receive $1,400.00 per security.

Example 2. The Final Price is less than the Initial Price but greater than the Threshold Price and the payment at maturity is equal to the principal amount:

Hypothetical Initial Price: $100.00

Hypothetical Final Price: $95.00

Hypothetical Threshold Price: $85.00, which is 85% of the hypothetical Initial Price

Since the hypothetical Final Price is less than the hypothetical Initial Price, but not by more than 15%, you would not lose any of the principal amount of your securities.

On the Stated Maturity Date, you would receive $1,000.00 per security.

Example 3. The Final Price is less than the Threshold Price and the payment at maturity is less than the principal amount:

Hypothetical Initial Price: $100.00

Hypothetical Final Price: $50.00

Hypothetical Threshold Price: $85.00, which is 85% of the hypothetical Initial Price

Since the hypothetical Final Price is less than the hypothetical Initial Price by more than 15%, you would lose a portion of the principal amount of your securities and receive a payment at maturity equal to:

$1,000 -	$1,000 x	$85.00 – $50.00	= $650.00
$100.00

On the Stated Maturity Date, you would receive $650.00 per security, resulting in a loss of 35%.

To the extent that the actual Initial Price, Threshold Price and Final Price differ from the values assumed above, the results indicated above would be different.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

ADDITIONAL TERMS OF THE SECURITIES

The definitions and provisions below supersede and replace the relevant definitions and provisions set forth in the underlying supplement.

Certain Definitions

A “Trading Day” means a day, as determined by the calculation agent, on which the Relevant Stock Exchange and each Related Futures or Options Exchange with respect to the Fund or any successor thereto, if applicable, are scheduled to be open for trading for their respective regular trading sessions.

The “Relevant Stock Exchange” for the Fund means the primary exchange or quotation system on which shares (or other applicable securities) of the Fund are traded, as determined by the calculation agent.

The “Related Futures or Options Exchange” for the Fund means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Fund.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)	The occurrence or existence of a material suspension of or limitation imposed on trading by the Relevant Stock Exchange or otherwise relating to the shares (or other applicable securities) of the Fund or any successor fund on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such Relevant Stock Exchange or otherwise.
(B)	The occurrence or existence of a material suspension of or limitation imposed on trading by any Related Futures or Options Exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Fund or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the Related Futures or Options Exchange or otherwise.
(C)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Fund or any successor fund on the Relevant Stock Exchange at any time during the one-hour period that ends at the close of trading on that day.
(D)	The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Fund or any successor fund on any Related Futures or Options Exchange at any time during the one-hour period that ends at the close of trading on that day.
(E)	The closure of the Relevant Stock Exchange or any Related Futures or Options Exchange with respect to the Fund or any successor fund prior to its scheduled closing time unless the earlier closing time is announced by the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, and (2) the submission deadline for orders to be entered into the Relevant Stock Exchange or Related Futures or Options Exchange, as applicable, system for execution at the close of trading on that day.
(F)	The Relevant Stock Exchange or any Related Futures or Options Exchange with respect to the Fund or any successor fund fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)	“close of trading” means the scheduled closing time of the Relevant Stock Exchange with respect to the Fund or any successor fund; and
(2)	the “scheduled closing time” of the Relevant Stock Exchange or any Related Futures or Options Exchange on any Trading Day for the Fund or any successor fund means the scheduled weekday closing time of such Relevant Stock Exchange or Related Futures or Options Exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

If a market disruption event occurs or is continuing on any calculation day (including the Final Valuation Date), then such calculation day will be postponed to the first succeeding Trading Day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding Trading Day has not occurred as of the eighth Trading Day after the originally scheduled calculation day, that eighth Trading Day shall be deemed to be the calculation day. If the calculation day has been postponed eight Trading Days after the originally scheduled calculation day and a market disruption event occurs or is continuing with respect to the Fund on such eighth Trading Day, the calculation agent will determine the Fund Closing Price of the Fund on such eighth Trading Day based on its good faith estimate of the value of the shares (or other applicable securities) of the Fund as of the close of trading on such eighth Trading Day.

Anti-dilution Adjustments Relating to the Fund; Alternate Calculation

Anti-dilution Adjustments

The calculation agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to the Fund and the effective date or ex-dividend date, as applicable, for such event is after the Pricing Date and on or prior to the Final Valuation Date.

The adjustments specified below do not cover all events that could affect the Fund, and there may be other events that could affect the Fund for which the calculation agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the securities upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the securities. In addition, the calculation agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the securities. All determinations made by the calculation agent in making any adjustments to the terms of the securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Fund.

For any event described below, the calculation agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

(A)        Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)        Stock Dividends

If a dividend or distribution of shares (or other applicable securities) of the Fund has been made by the Fund ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the Fund which a holder of one share (or other applicable security) of the Fund before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Fund paid or distributed is based on a fixed cash equivalent value.

(C)        Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the Closing Price per share (or other applicable security) of the Fund on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by

PRS-18

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

which the Closing Price per share (or other applicable security) of the Fund on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

(1)	“extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the calculation agent determines, in its sole discretion, is extraordinary or special; and

(2)	“extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Fund will equal the amount per share (or other applicable security) of the Fund of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the calculation agent in its sole discretion.

A distribution on the securities of the Fund described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)        Other Distributions

If the Fund declares or makes a distribution to all holders of the shares (or other applicable security) of the Fund of any non-cash assets, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the calculation agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the calculation agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the securities that results solely from the applicable event.

(E)       Reorganization Events

If the Fund, or any successor fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Fund is not the surviving entity (a “reorganization event”), then, on or after the date of such event, the calculation agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the Payment at Maturity, whether the securities are automatically called on any of the Call Observation Dates or any other terms of the securities as the calculation agent determines appropriate to account for the economic effect on the securities of such event, and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may deem such event a liquidation event (as defined below).

Liquidation Events

If the Fund is de-listed, liquidated or otherwise terminated (a “liquidation event”), and a successor or substitute exchange traded fund exists that the calculation agent determines, in its sole discretion, to be comparable to the Fund, then, upon the calculation agent’s notification of that determination to the trustee and the Bank, any subsequent Fund Closing Price for the Fund will be determined by reference to the Fund Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “successor fund”), with such adjustments as the calculation agent determines are appropriate to account for the economic effect of such substitution on holders of the securities.

If the Fund undergoes a liquidation event prior to, and such liquidation event is continuing on, the date that any Fund Closing Price of the Fund is to be determined and the calculation agent determines that no successor fund is available at such time, then the calculation agent will, in its discretion, calculate the Fund Closing Price for the Fund on such date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Fund, provided that if the calculation agent determines in its discretion that it is not practicable to replicate the Fund (including but not limited to the instance in which the Underlying Index sponsor discontinues publication of the Underlying Index), then the calculation agent will calculate the Fund Closing Price for the Fund in accordance with the formula last used to calculate such Fund Closing Price before such liquidation event, but using only those securities that were held by the Fund immediately prior to such liquidation event without any rebalancing or substitution of such securities following such liquidation event.

If a successor fund is selected or the calculation agent calculates the Fund Closing Price as a substitute for the Fund, such successor fund or Fund Closing Price will be used as a substitute for the Fund for all purposes, including for purposes of determining whether a market disruption event exists. Notwithstanding these alternative arrangements, a liquidation event with respect to the Fund may adversely affect the value of the securities.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

If any event is both a reorganization event and a liquidation event, such event will be treated as a reorganization event for purposes of the securities unless the calculation agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Fund or a successor fund, or the Underlying Index, is changed in a material respect, or if the Fund or a successor fund is in any other way modified so that the Fund does not, in the opinion of the calculation agent, fairly represent the price of the securities of the Fund or such successor fund had such changes or modifications not been made, then the calculation agent may, at the close of business in New York City on the date that any Fund Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a closing price of the Fund comparable to the Fund or such successor fund, as the case may be, as if such changes or modifications had not been made, and calculate the Fund Closing Price and the Payment at Maturity with reference to such adjusted closing price of the Fund or such successor fund, as applicable.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the section “Description of Senior Debt Securities – Events of Default” in the accompanying prospectus) with respect to the securities, the amount payable on the securities will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Final Valuation Date; provided that if the Fund Closing Price of the Fund on the date of acceleration is equal to or greater than the Initial Price, then the Payment at Maturity will be calculated using a Call Premium that is prorated to the date of acceleration.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any payments with respect to the securities in addition to the payment at maturity, calculated as set forth in the preceding paragraph. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 9 of the accompanying prospectus.

PRS-20

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

THE ISHARES® GLOBAL CLEAN ENERGY ETF

The Fund is an investment portfolio maintained and managed by iShares, Inc. (“iShares”) and advised by BlackRock Fund Advisors. iShares is a registered investment company that consists of numerous separate investment portfolios, including the Fund. The shares of the Find are listed and trade on The Nasdaq Stock Market LLC under the ticker symbol “ICLN.”

Information provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov. In addition, information about the Fund may be obtained from other sources including, but not limited to, the Fund’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the Fund is accurate or complete.

Investment Objective and Strategy

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Global Clean Energy IndexTM (the “Underlying Index”). The Underlying Index was developed by S&P Dow Jones Indices LLC (“S&P”) and is designed to track the performance of 30 clean energy-related companies. The Fund uses a representative sampling strategy to try to track the Underlying Index and generally will invest at least 90% of its assets in the components of the Underlying Index. The returns of the Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

The S&P Global Clean Energy IndexTM

The Underlying Index was developed by S&P and is calculated, maintained and published by S&P. The Underlying Index is reported by Bloomberg under the ticker symbol “SPGTCLEN.” The Underlying Index is a non-market capitalization-weighted index that is designed to measure the performance of 30 of the largest companies in global clean energy related businesses from both developed and emerging markets.

The Underlying Index is part of the part of the S&P Thematic Indices series and draws from the S&P® Global BMI Index.

Eligibility Factors

To be eligible for inclusion in the Underlying Index, stocks must have a total market capitalization of greater than or equal to $300 million, an FMC of greater than or equal to $100 million, 3-month average daily value traded of $3 million (or $2 million for current constituents) and must be trading on a developed market exchange.

To be eligible for inclusion in the Underlying Index, an eligible stock must have a minimum total market capitalization of US $300 million and a minimum float-adjusted market capitalization of US $100 million. Eligible stocks must also maintain a 3-month Average Daily Value Traded Liquidity Threshold of US $3 million (US $2 million for current constituents). Eligible stocks must be included in The S&P® Global BMI Index in order to be considered for inclusion in the Underlying Index. Only developed market listings are eligible for stocks domiciled in emerging markets. For more information about the S&P® Global BMI Index’s constituent selection process, please see “The S&P® Global BMI Index Constituent Selection” below.

The S&P® Global BMI Constituent Selection

The S&P® Global BMI Index is designed to measure global stock market performance. Securities issued by companies domiciled in countries classified as developing or emerging markets are eligible for inclusion in the S&P® Global BMI Index. The S&P® Global BMI Index covers all publicly listed equities with float-adjusted market capitalizations of at least $100 million. At the S&P® Global BMI Index reconstitution, an index constituent is removed if its float-adjusted market capitalization falls below US $75 million.

At the annual reconstitution, the liquidity of each stock being considered for inclusion is evaluated using two median daily value traded metrics:

Eligible stocks must have a minimum USD 12 month median value traded ratio (MVTR) to be eligible. The ratio is calculated by taking the USD median daily value traded (MDVT) amount for each of the 12 months preceding the rebalancing reference date, multiplying the monthly amount by the number of days that the stock traded during that month, and then dividing by its end-of- month float-adjusted market capitalization, also calculated in USD. The sum of the 12 monthly values is the MVTR for that stock. If a stock has traded for less than 12 months, the average of the available monthly values is taken and multiplied by 12.

Eligible stocks must have a minimum USD MDVT over the six months prior to the rebalancing reference date to be eligible. If a stock has traded for less than six months, the MDVT amount for as long as the stock has been trading is used. The requirements vary based on a stock’s country classification, whether emerging or developed. These requirements are summarized in the following table:

PRS-21

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

Liquidity Thresholds for Potential Constituents
Region	12-Month MVTR (%)	6-Month MDVT (US$M)
Emerging	10	0.1
Developed	20	0.25

At annual reconstitution, current constituents of the S&P® Global BMI Index are removed if either of the liquidity metrics fall below the thresholds in the following table:

Liquidity Thresholds for Current Constituents
Region	12-Month MVTR (%)	6-Month MDVT (US$M)
Emerging	7	0.07
Developed	14	0.175

All investable primary market share classes are included in the S&P® Global BMI Index. All publicly listed multiple share class lines are eligible for inclusion in the S&P® Global BMI Index, subject to meeting the eligibility criteria and foreign investors may hold shares in the class.

IPO additions to the S&P® Global BMI Index take place quarterly. The criteria for inclusion of an IPO are the same as that used at the annual reconstitution of the S&P® Global BMI Index. In addition, IPOs must have a trading history of at least three months as of the reference date. The reference date for IPO inclusions will be five weeks prior to the effective rebalancing date, and additions are effective at the open of Monday following the third Friday of March, June, September and December. Market cap and liquidity of IPOs are evaluated as of the reference date. Since an IPO will have traded less than a full year, the trading value data that is available is annualized to determine S&P® Global BMI Index eligibility.

Certain large IPOs may be eligible for fast track entry, subject to the following conditions:

•	Only newly public IPOs and direct placement listings will be considered eligible for fast track entry. Formerly bankrupt companies that switch from Over-the-Counter Exchange (“OTC”) or a non-covered exchange to an S&P covered exchange are ineligible.

•	Fast track IPO additions must meet a minimum float-adjusted market capitalization (“FMC”) threshold of US $2 billion, calculated using the shares offered (excluding over-allotment options) and the Closing Price on the first day of trading on an eligible exchange. The threshold level is reviewed from time to time and updated as needed to assure consistency with market conditions.

•	In addition, the IPO will need to meet all other applicable S&P® Global BMI Index eligibility rules except for the liquidity requirement. If all necessary public information is available, S&P verifies that the fast track conditions have been met. Once S&P announces that the IPO is eligible for fast track addition, it is added to the S&P® Global BMI Index with five business days lead time. At the discretion of the relevant index committee of S&P, fast track IPO additions eligible to be added during a quarterly rebalancing freeze period may instead be added on the rebalancing effective date.

If the practical available limit for an existing constituent (as defined by the known shares actually available to foreign investors) falls below 5%, then it will be removed from the S&P® Global BMI Index at the next quarterly rebalancing. A stock can be added only if the practical available limit is 10% or more.

Index Construction

Stocks that meet the eligibility criteria are reviewed for specific practices related to clean energy in their business description. Index constituents are drawn from S&P Global BMI Index. The universe of companies that may be considered eligible for potential index inclusion is determined by S&P based on factors such as a company’s business description and its most recent reported revenue by

PRS-22

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

segment. Companies are identified as being in the clean energy business for their involvement in the production of Clean Energy or provision of Clean Energy Technology & Equipment, including but not limited to:

•         Biofuel & Biomass Energy Production

•         Biofuel & Biomass Technology & Equipment

•         Ethanol & Fuel Alcohol Production

•         Fuel Cells Technology & Equipment

•         Geothermal Energy Production

•         Hydro Electricity Production

•         Hydro-Electric Turbines & Other Equipment

•         Photo Voltaic Cells & Equipment

•         Solar Energy Production

•         Wind Energy Production

•         Wind Turbines & Other Wind Energy Equipment

After determining the eligible universe, the index components are selected as follows:

1.	S&P defines exposure scores for each company based on its primary business.

2.	The 30 largest companies, as ranked by the FMC, with exposure scores of 1 from the eligible universe are selected.

3.	In the event of fewer than 30 qualifying stocks with an exposure score of 1, the largest companies, as ranked by FMC, from within the eligible universe with an exposure score of 0.5 are selected until the count reaches 30.

4.	From the 30 companies selected in the prior steps, those with an S&P Trucost Limited (Trucost) carbon-to-revenue footprint standard score greater than three are excluded from index inclusion and replaced with the next highest ranked stock in order to satisfy the index’s target constituent count of 30. Replacement stocks must have a carbon-to-revenue footprint lower than those being replaced to qualify for index addition. Companies without Trucost coverage are eligible for index inclusion.

Constituents are weighted based on the product of each constituent’s FMC and exposure score, subject to a single constituent weight cap of 4.5%.

Index	Exposure Scores
Underlying Index	0	0.5	1
	Eliminated, no exposure.	Multi-industry with significant clean energy exposure	Primary business is clean energy

Carbon-to-Revenue Footprint. The carbon-to-revenue footprint data used in the methodology is calculated by Trucost, and is defined as the company’s annual GHG emissions (direct and first tier indirect), expressed as metric tons of carbon dioxide equivalent (tCO2e) emissions, divided by annual revenues for the corresponding year, expressed in millions of US dollars.

Trucost’s annual research process evaluates the environmental performance of a given company with one output of this process being its annual greenhouse gas emissions profile.

Index Calculation

The Underlying Index is a non-market capitalization-weighted index where index constituents have a defined weight in the Underlying Index. The index value of the Underlying Index is simply the market value of the Underlying Index divided by the index divisor:

Index Value = (Index Market Value) / Divisor

PRS-23

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

Index Market Value = Pi × Sharesi × IWFi × AWFi × FxRate

where N is the number of stocks in the index, Pi the price of stock i, IWFi is the float factor of stock i (as defined below), AWFi is the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index and FxRate is the exchange rate from the local currency into index currency for stock i.

The AWF for each index constituent, i, at rebalancing date, t, is calculated by:

AWFi,t = Z / FloatAdjustedMarketValuei,t × Wi,t × FxRate

Where Z is an index specific constant set for the purpose of deriving the AWF and, therefore, each stock’s share count used in the index calculation (often referred to as modified index shares). Wi,t is the user-defined weight of stock i on rebalancing date t and FxRate is the exchange rate from the local currency into index currency for stock i.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to distinguish between strategic (control) shareholders, whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company, and those holders whose investments depend on the stock’s price and their evaluation of a company’s future prospects. Generally, these “control holders” include officers and directors, private equity, venture capital & special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, employee stock ownership plans, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Underlying Index.

Divisor. Continuity in index values of the Underlying Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the Underlying Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the Underlying Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the Underlying Index. The divisor of the Underlying Index is adjusted such that the index value of the Underlying Index at an instant just prior to a change in base capital equals the index value of the Underlying Index at an instant immediately following that change.

Index Maintenance

The Underlying Index is maintained by the S&P Dow Jones Index Committee (the “Index Committee”). The Index Committee meets regularly. At each meeting, the Index Committee may review pending corporate actions that may affect the Underlying Index constituents, statistics comparing the composition of the Underlying Index to the market, companies that are being considered as candidates for addition to the Underlying Index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P considers information about changes to the Underlying Index and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

The Index Committee reserves the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules S&P will provide sufficient notice, whenever possible.

In addition to the daily governance of the Underlying Index and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the Underlying Index continues to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P may publish a consultation inviting comments from external parties.

PRS-24

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

Historical Data

We obtained the Closing Prices of the Fund in the graph below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of the Fund should not be taken as an indication of future performance, and no assurances can be given as to the Closing Price of the Fund on any calculation day (including the Final Valuation Date). We cannot give you assurance that the performance of the Fund will result in any positive return on your initial investment.

The following graph sets forth daily Closing Prices of the Fund for the period from January 1, 2016 to March 31, 2021. The Closing Price of the Fund on March 31, 2021 was $24.30.

Historical Performance of the Fund

Source: Bloomberg

PRS-25

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

THE ESTIMATED VALUE OF THE SECURITIES

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value does not represent a minimum price at which Wells Fargo Securities or any other person would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Risk Factors—Our Estimated Value Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the securities was determined when the terms of the securities were set based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors—Our Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the securities is lower than the principal amount of the securities because costs associated with selling, structuring and hedging the securities are included in the principal amount of the securities. These costs include the selling commissions paid to affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors—Our Estimated Value of the Securities Is Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

PRS-26

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities will be purchased by Wells Fargo Securities as principal, pursuant to a distribution agreement between Wells Fargo Securities and us. We have agreed to pay certain of Wells Fargo Securities’ expenses in connection with the offering of the securities.

Wells Fargo Securities will receive an underwriting discount of $29.25 per security. Wells Fargo Securities proposes to offer the securities to certain securities dealers, including securities dealers acting as custodians, at the principal amount of the securities less a concession of $17.50 per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 per security of the underwriting discount to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, the Issuer may pay a fee of $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We will deliver the securities against payment therefor in New York, New York on a date that is more than two business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The principal amount of the securities includes the underwriting discount received by Wells Fargo Securities and the projected profit that our hedge counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We expect to hedge our obligations through an affiliate of Wells Fargo Securities, one of our affiliates and/or another unaffiliated counterparty. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The underwriting discount and projected profit of our hedge counterparties reduce the economic terms of the securities. In addition, the fact that the principal amount includes these items is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transaction. See “Use of Proceeds and Hedging” in the underlying supplement.

The Bank, Wells Fargo Securities or any of our respective affiliates may use this pricing supplement in market-making transactions in the securities after their initial sale. However, it is not obligated to do so and may discontinue making a market at any time without notice.

The securities and the related offer to purchase the securities and sale of the securities under the terms and conditions provided in this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus do not constitute a public offering in any non-U.S. jurisdiction, and are being made available only to individually identified investors pursuant to a private offering as permitted in the relevant jurisdiction. The securities are not, and will not be, registered with any securities exchange or registry located outside of the United States and have not been registered with any non-U.S. securities or banking regulatory authority. The contents of this document have not been reviewed or approved by any non-U.S. securities or banking regulatory authority. Any person who wishes to acquire the securities from outside the United States should seek the advice or legal counsel as to the relevant requirements to acquire these securities.

Argentina

The securities are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the securities in Argentina. The contents of this document have not been reviewed by the Argentine Comisión Nacional de Valores.

Brazil

The securities have not been and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the securities in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the securities is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the securities to the public in Brazil. Persons

PRS-27

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

wishing to offer or acquire the securities within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

British Virgin Islands

The securities have not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this document. This document shall not constitute an offer, invitation or solicitation to any member of the public in the British Virgin Islands for the purposes of the Securities and Investment Business Act, 2010, of the British Virgin Islands.

Chile

Neither the issuer nor the securities have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement does not constitute an offer of, or an invitation to subscribe for or purchase, the securities in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus may not be publicly distributed in Mexico. The securities may only be offered in a private offering pursuant to Article 8 of the Securities Market Law.

Panama

The Securities have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The Securities do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Paraguay

The sale of the securities qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The securities must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The securities are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed securities are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the security.

Peru

The securities have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence nor the Lima Stock Exchange Registry for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder.

Consequently, the securities may not be offered or sold, directly or indirectly, nor may this pricing supplement, the accompanying supplements or any other offering material relating to the securities be distributed or caused to be distributed in Peru to the general public. The securities may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is

PRS-28

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

United Kingdom

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For the purposes of this provision:

(a)	the expression "retail investor" means a person who is one (or more) of the following:
(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or
(ii)	a customer within the meaning of the provisions of the UK Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or
(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA; and
(b)	the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe for the securities.

Uruguay

The sale of the securities qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The securities must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public offering or distribution under Uruguayan laws and regulations. The securities are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

PRS-29

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the securities. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “Certain U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the securities.

The U.S. federal income tax consequences of your investment in the securities are uncertain. No statutory, judicial or administrative authority directly discusses how the securities should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the securities as prepaid cash-settled derivative contracts. Pursuant to the terms of the securities, you agree to treat the securities in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year. Non-U.S. holders should consult the section entitled “Tax Consequences to Non-U.S. Holders” in the underlying supplement.

The expected characterization of the securities is not binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the securities or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your securities and certain other considerations with respect to your investment in the securities, you should consider the discussion set forth in “Certain U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

While the matter is not entirely clear, since the Fund is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), a “Section 1260 Financial Asset”), there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized in respect of a security will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in a gross income inclusion in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a security is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain in respect of the security will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the security will equal the excess of (i) any long-term capital gain you recognized in respect of the security and attributable to the Section 1260 Financial Asset, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) you would have had if you had acquired an amount of the corresponding Section 1260 Financial Asset at fair market value on the original issue date for an amount equal to the portion of the issue price of the security attributable to the Section 1260 Financial Asset and sold such Section 1260 Financial Asset upon the date of sale, exchange, or settlement of the security at fair market value (and appropriately taking into account any leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. However, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. You should consult your own tax advisor regarding the potential application of Section 1260 of the Code to an investment in the security.

We will not attempt to ascertain whether the Fund or any of the entities whose stock is owned by the Fund would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Fund or one or more of the entities whose stock is owned by the Fund were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Fund and the entities whose stock is owned by the Fund and consult your tax advisor regarding the possible consequences to you if the Fund or one or more of the entities whose stock is owned by the Fund is or becomes a PFIC or a USRPHC.

PRS-30

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the securities are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the securities. However, it is possible that the securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Fund or the securities, and following such occurrence the securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Fund or the securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the securities for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

PRS-31

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to an investor who acquires beneficial ownership of a security pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the investor disposes of the security; (c) does not use or hold and is not deemed to use or hold the security in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the security; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning securities under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the securities, interest payable on the securities should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a security as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the securities to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-32

Market Linked Securities—Auto-Callable with Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the iShares® Global Clean Energy ETF due April 7, 2025

VALIDITY OF THE SECURITIES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the securities have been duly executed, authenticated and issued in accordance with the indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated September 6, 2019, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

In the opinion of Mayer Brown LLP, when the securities have been duly completed in accordance with the indenture and issued and sold as contemplated by this pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus, the securities will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 6, 2019, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on September 6, 2019.

PRS-33